                                                                Exhibit 99.5
CONTACT:
Lawrence H. N. Kinet
Chairman and CEO
Aksys, Ltd.
(847)     229-2222

FOR IMMEDIATE RELEASE
---------------------

                AKSYS, LTD. REPORTS 1998 FIRST QUARTER RESULTS


LINCOLNSHIRE, IL, APRIL 21, 1998 - Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported financial results for the first quarter ended March 31, 1998.

For the quarter ended March 31, 1998, the Company reported a net loss of $3,610,000, or ($0.25) per share, compared to a net loss of $3,471,000, or ($0.25) per share, for the quarter ended March 31, 1997. Operating expenses remained relatively constant year to year, as the increase in research and development expenses was more than offset by the decrease in general and administrative expenses. Net interest income for the quarter ended March 31, 1998 was $488,000, compared to $641,000 for the quarter ended March 31, 1997. On March 31, 1998 the Company had total cash and short-term investments of $29 million, and long-term investments of $4.8 million.

"1998 is an important year for Aksys," stated Lawrence H.N. Kinet, Chairman and CEO of Aksys, Ltd. "We have recently frozen the mechanical and electrical design of the PHD Personal Hemodialysis System(TM), and we expect that the software development and validation process will be completed over the next several weeks. We continue to achieve our intermediate milestones as we prepare to file for IDE approval and the subsequent clinical evaluation of the PHD(TM) System."

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. The Company's lead product in development, the PHD(TM) System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: WWW.AKSYS.COM.

                                    -more-

AKSYS, LTD. REPORTS 1998 FIRST QUARTER RESULTS
PAGE 2





This press release contains forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ materially from the results identified or implied in any forward-looking statement and these statements are based on the Company's views as of the date they are made with respect to future events. Factors that could cause such a difference include, but are not limited to, risks related to the failure to meet development and manufacturing milestones on a timely basis, changes in GMP requirements, changing market conditions, risks related to the regulatory approval process, whether and when the Company will obtain clearance from the FDA of a 510(K) pre-market notification and what additional clinical and other data the Company might have to obtain in connection with seeking such clearance, and risks associated with the timing and scope related to the commencement of clinical trials based on an approved Investigational Device Exemption (IDE), a prerequisite for the commencement of such trials.



                        - financial table to follow -

                          AKSYS, LTD. AND SUBSIDIARY
                       (a development stage enterprise)

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                   Quarter ended March 31,
                                                -----------------------------
                                                    1998             1997
                                                ------------     ------------
Revenues:                                       $         -      $         -
                                                ------------     ------------

Operating expenses:
   Research and development                       2,923,000        2,774,000
   Business development                             260,000          249,000
   General and administrative                       915,000        1,089,000
                                                ------------     ------------

Total operating expenses                          4,098,000        4,112,000
                                                ------------     ------------

Operating loss                                   (4,098,000)      (4,112,000)

Net interest income                                 488,000          641,000
                                                ------------     ------------

Net loss                                        $(3,610,000)     $(3,471,000)
                                                ============     ============

Net loss per share - basic and diluted          $     (0.25)     $     (0.25)
                                                ============     ============

Weighted average shares outstanding              14,500,000       13,746,000
                                                ============     ============

                         SELECTED BALANCE SHEET DATA

                                                  March 31,      December 31,
                                                    1998             1997
                                                -----------      -----------
Cash and short-term investments                 $28,977,000      $29,196,000
Working capital                                  27,908,000       28,433,000
Long-term investments                             4,803,000        2,808,000
Total assets                                     38,458,000       36,647,000
Total liabilities                                 1,636,000        1,359,000
Stockholders' equity                             36,822,000       35,288,000
